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                                                                      EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of
Ameritor Security Trust, formerly
 Steadman Security Trust


We consent to the inclusion in Post-Effective Amendment No. 13 to the Registration Statement of Ameritor Security Trust (the "Fund") on Form N-1A (File Number 811-18) of our report dated August 5, 1998, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the period ended June 30, 1998 which is included in the Registration Statement. We also consent to the reference of our firm in the Condensed Financial Information and in the Statement of Additional Information under the caption "Independent Accountants."



                                                Reznick Fedder & Silverman

Bethesda, Maryland
October 26, 1998